Exhibit 10.6

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of July 17, 2006, retroactive to July 1, 2006, by Environmental Power Corporation, a Delaware corporation with its principal place of business at One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 (together with its subsidiaries, the “Company”), and Donald A. Livingston, an individual residing at 500 Market St., Unit 15R, Portsmouth, NH 03801 (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such services, and to undertake such projects, as may be directed by the Company’s Board of Directors or its Chief Executive Officer. The Consultant shall perform such services and work on such projects on a substantially full-time basis.

2. Term. This Agreement shall commence on the date hereof and shall continue until December 31, 2006 (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.

3. Compensation.

3.1 Consulting Fees. During the Consultation Period, the Company shall pay to the Consultant consulting fees of $41,666.66 per month, payable in arrears on the last business day of each calendar month in the Consultation Period.

3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

3.3 Benefits. The Consultant shall be entitled to such benefits, coverages or privileges as the Consultant previously enjoyed during his employment with the Company.

4. Termination. The Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Sections 6 or 7, and the Consultant shall be entitled to no further payments under this Agreement after the date of such termination. The Company may also terminate the Consultation Period for convenience upon notice to the Consultant, but the Consultant shall nevertheless thereafter be entitled to receive such payments as the Consultant would otherwise have been entitled to receive under this Agreement. The provisions of Sections 6 and 7 shall survive any termination of this Agreement.

5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Inventions and Proprietary Information.

6.1 Inventions.

(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the course of the Consultant’s prior employment with the Company, during the Consultation Period or thereafter if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

7. Non-Competition and Non-Solicitation. While the Consultant is engaged by the Company and for a period of five (5) years after the termination or cessation of such employment for any reason, the Consultant will not directly or indirectly:

7.1 Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Consultant was engaged by the Company; or

7.2 Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor], any person who was employed by the Company at any time during the Consultant’s employment or engagement with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.

8. Remedies. The Consultant acknowledges that any breach of the provisions of Sections 6 and 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

9. Status. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant shall be treated as an employee for income tax purposes.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement; Affect on Letter Agreement.

12.1 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.2 Notwithstanding the foregoing, the Company and the Consultant acknowledge that that certain letter agreement, dated July 13, 2005 (the “Original Letter”), as amended by that certain letter agreement dated December 30, 2005 (as so amended, the “Letter Agreement”), is unaffected by this Agreement. Without limiting the foregoing, the Company acknowledges that the Consultant has fulfilled his obligations under the Letter Agreement, the options referred to therein have vested in full and the Consultant is entitled to the payments and benefits described in Section 2 of the Original Letter, to be paid in a manner consistent with Section 409A of the Internal Revenue Code, as contemplated by the letter agreement dated December 30, 2005, amending the Original Letter, after taking into account the Consultant’s services under this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Hampshire.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

16. Miscellaneous.

16.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Financial Officer

CONSULTANT:

/s/ Donald A. Livingston
Donald A. Livingston